Exhibit 10.3

RIGHT OF FIRST OFFER AGREEMENT

This RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is entered into effective as of October 20, 2014 (the “Effective Date”) by and among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Cove Point GP Holding Company, LLC, a Delaware limited liability company (“Cove Point Holdings”), and Dominion Resources, Inc., a Virginia corporation (the “Sponsor”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, concurrently with the execution of this Agreement a wholly owned subsidiary of the Sponsor will contribute the general partner interest and all of the outstanding preferred equity interests in Dominion Cove Point LNG, LP, a Delaware limited partnership (“Cove Point”), to the Partnership (the “Contribution”) in exchange for the issuance of limited partnership interests in the Partnership; and

WHEREAS, in connection with the Contribution, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to the Partnership’s right of first offer with respect to the ROFO Interests (as defined herein).

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning. Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, more than 50% of the voting securities of another Person shall be deemed for purposes of this Agreement to control such other Person.

“Agreement” has the meaning given such term in the introduction to this Agreement.

“Contribution” has the meaning given such term in the Recitals.

“Contribution Agreement” means that certain Contribution Agreement dated as of October 11, 2014 by and among the Partnership, Cove Point, Cove Point Holdings, Dominion MLP Holding Company, LLC, Dominion Cove Point, Inc., Dominion Gas Projects Company, LLC, and the General Partner.

“Cove Point” has the meaning given such term in the Recitals.

“Cove Point Holdings” has the meaning given such term in the introduction to this Agreement.

“Discussion Date” has the meaning given such term in Section 3.16.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended from time to time.

“Party” or “Parties” have the meaning given such term in the introduction to this Agreement.

“Person” is to be construed broadly and includes an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a governmental authority.

“Proposed Transaction” has the meaning given such term in Section 2.2(a).

“ROFO Interests” means the Sponsor Entities’ (i) direct and indirect ownership interests in the existing common equity interests in Cove Point, (ii) indirect 50% ownership interest in Blue Racer Midstream, LLC, a Delaware limited liability company, and (iii) indirect 45% ownership interest in Atlantic Coast Pipeline, LLC, a Delaware limited liability company.

“ROFO Notice” has the meaning given such term in Section 2.2(a).

“ROFO Period” means the period commencing on the Effective Date and continuing for so long as the General Partner and any successor general partner of the Partnership is an Affiliate of the Sponsor.

“ROFO Response” has the meaning given such term in Section 2.2(b).

“Sponsor” has the meaning given such term in the introduction to this Agreement.

“Sponsor Entities” means the Sponsor and its Affiliates, other than the General Partner, the Partnership and Cove Point Holdings.

“Transfer” means to, directly or indirectly, sell, assign, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall any change in the ownership of the Sponsor or any sale of all or substantially all of the assets of the Sponsor be deemed a Transfer.

ARTICLE 2

RIGHT OF FIRST OFFER

2.1 Right of First Offer to Purchase Certain Interests retained by the Sponsor Entities.

(a) The Sponsor hereby grants to the Partnership, during the ROFO Period, a right of first offer on each ROFO Interest to the extent that any Sponsor Entity proposes to Transfer any ROFO Interest (other than to an Affiliate of the Sponsor).

(b) The Parties acknowledge that any Transfer of ROFO Interests pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Interests and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

2.2 Procedures.

(a) If any Sponsor Entity proposes to Transfer all or any portion of any ROFO Interest (other than to an Affiliate as described in Section 2.1(a)) during the ROFO Period (a “Proposed Transaction”), the Sponsor shall, or shall cause such Sponsor Entity to, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and other details as would be reasonably necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable Sponsor Entity, which terms, conditions and details shall include any material terms, condition or other details that such Sponsor Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction.

(b) The Partnership shall have 30 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with Sponsor or the Sponsor Entity that provided such ROFO Notice (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Interest and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 30-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Interest, and Sponsor or the applicable Sponsor Entity shall be free to enter into the Proposed Transaction with any third party on terms and conditions determined in the sole discretion of Sponsor or the applicable Sponsor Entity.

(c) If the Partnership submits a ROFO Response, the Sponsor shall, or shall cause such Sponsor Entity to negotiate exclusively and in good faith with the Partnership for a period of 30 days in order to give the Partnership an opportunity to enter into a letter of intent or definitive documentation for the purchase and sale of such ROFO Interest on terms that are mutually acceptable to the Sponsor Entity and the Partnership. If the Sponsor Entity and the Partnership have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such ROFO Interest within such time period, or if any such letter of intent or agreement is entered into but subsequently terminated, the Sponsor Entity may, at any time during the succeeding 150 day period, enter into a definitive transfer agreement with any third party with respect to such ROFO Interest on terms and conditions that, when taken as a whole, are superior, in the good faith determination of such Sponsor Entity, to those set forth in the last written offer proposed by the Partnership during negotiations between the Partnership and the Sponsor Entity pursuant to this Section 2.2(c), and may Transfer the ROFO Interest pursuant to such transfer agreement. If Sponsor or any Sponsor Entity does not enter into a definitive agreement with a third party with respect to the Proposed Transaction within such 150 day period, the Sponsor shall, or shall cause such Sponsor Entity to, comply with the provisions of this Article 2 again prior to entering into any Proposed Transaction with respect to such ROFO Interest.

ARTICLE 3

MISCELLANEOUS

3.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

3.2 Notice. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.:

If to any of the Sponsor Entities:

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attention: Treasurer

Facsimile: 804-819-2638

Electronic Mail: scott.hetzer@dom.com

If to the General Partner, the Partnership, or Cove Point Holdings:

c/o Dominion Midstream GP, LLC

120 Tredegar Street

Richmond, Virginia 23219

Attention: General Counsel

Facsimile: 804-819-2202

Electronic Mail: mark.webb@dom.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via electronic mail; and when actually received, if sent by courier service or any other means.

3.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein, other than the Contribution Agreement.

3.4 Termination. This Agreement shall terminate upon the expiration of the ROFO Period or upon such earlier date as may be mutually agreed to in writing by the Sponsor and the Partnership.

3.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

3.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

3.7 Assignment. No Party may assign its rights or obligations under this Agreement without the consent of the other Parties.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

3.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

3.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

3.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

3.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

3.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

3.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as may be permitted pursuant to Section 3.7, the provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of the Sponsor, the General Partner, the Partnership or other Person shall have the right, separate and apart from the Sponsor, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

3.15 No Recourse Against Officers and Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any employee, officer or director of any Party or its Affiliates.

3.16 Dispute Resolution. If there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, senior representatives of each of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”). If such Persons are unable to fully resolve any such issues and breaches in good faith within fifteen days after the Discussion Date, a Party shall be entitled to pursue any right or remedy available at law or in equity.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC,
its general partner

By:	/s/ Mark O. Webb
Name:	Mark O. Webb
Title:	Vice President and General Counsel

DOMINION MIDSTREAM GP, LLC

By:	/s/ Mark O. Webb
Name:	Mark O. Webb
Title:	Vice President and General Counsel

DOMINION RESOURCES, INC.

By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

COVE POINT GP HOLDING COMPANY, LLC

By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

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